Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Statement on Form 1-A of our report dated May 8, 2020, relating to the consolidated financial statements of Direct Communication Solutions, Inc. appearing in Amendment No. 1 to the Offering Circular, which is part of this Offering Statement.

/s/ DAVIDSON & COMPANY LLP

Chartered Professional Accountants

Vancouver, Canada

October 5, 2020